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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Sealed Air Corporation:

We consent to incorporation by reference in Registration Statements on Form S-8 (Nos. 333-50603, 333-59197, and 333-59195) of Sealed Air Corporation of our reports dated January 25, 2000, relating to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, equity, comprehensive income, and cash flows for the years then ended, and the related schedule, which reports appear in or are incorporated by reference in this Annual Report on Form 10-K.


/s/KPMG LLP
KPMG LLP



Short Hills, New Jersey
MARCH 27, 2000